NEWS RELEASE For Immediate Release	Contact: David R. Schroder 101 Second Street, S.E., Suite 800 Cedar Rapids, Iowa 52401 Phone (319) 363-8249

MACC PRIVATE EQUITIES INC.
2005 ANNUAL SHAREHOLDERS MEETING

CEDAR RAPIDS, IOWA — (July 21, 2005) — On July 19, 2005, the shareholders of MACC Private Equities Inc. (NASDAQ SmallCap Market: MACC) approved new investment advisory agreements for MACC and its subsidiary, MorAmerica Capital Corporation, both with InvestAmerica Investment Advisors, Inc. InvestAmerica had been both companies’ investment adviser from 1994 through March of 2004 as well as subadvisor after that time. Both investment advisory agreements will become effective July 21, 2005.

In addition to approving the new investment advisory agreements, MACC shareholders re-elected the seven current directors to MACC’s board of directors. The shareholders also approved a proposal to authorize a rights offering and ratified the appointment of KPMG LLP as independent auditors for MACC for the fiscal year ending September 30, 2005.

A proposal to return to a classified board structure was not approved. Accordingly, the terms of the directors elected at the 2005 annual shareholders meeting will continue until the next annual meeting of shareholders, scheduled for February 28, 2006.

MACC is a business development company with a portfolio of investments in small businesses in the United States held through its wholly-owned subsidiary, MorAmerica Capital Corporation, a small business investment company. MorAmerica Capital Corporation is the country’s third oldest SBIC, licensed in 1959. MACC common stock is traded on The Nasdaq SmallCap Market under the symbol “MACC.”

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